Exhibit 10.7(i)

                      CONCURRENT COMPUTER CORPORATION



                THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                         Dated as of June 29, 1995



                     FLEET BANK OF MASSACHUSETTS, N.A.

                                    and

                                 CIBC Inc.


                             TABLE OF CONTENTS

     This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.


                                                               Page

Section 1.     Definitions and Accounting Matters                 1

     1.01.     Certain Defined Terms                              1
     1.02.     Accounting Terms and Determinations                6
     1.03.     Dollar Equivalents                                 7

Section 2.     Tinton Falls Fee and Restructuring Fee             7

Section 3.     The Standby L/C s; Several Obligations, Etc        8


     3.01 The Standby L/C s                                       8
     3.02      Several Obligations, Etc                           9
     3.03.     Intentionally Omitted . . . . . . . . . . . . . .  9
     3.04.     Intentionally Omitted . . . . . . . . . . . . . . .9
     3.05.     Intentionally Omitted . . . . . . . . . . . . . . 10

Section 4.     Intentionally Omitted . . . . . . . . . . . . . . 10

Section 5.     Payments; Pro Rata Treatment; Computations; Etc . 10

     5.01.     Payments. . . . . . . . . . . . . . . . . . . . . 10
     5.02.     Pro Rata Treatment. . . . . . . . . . . . . . . . 10
     5.03.     Computations. . . . . . . . . . . . . . . . . . . 10
     5.04.     Intentionally Omitted . . . . . . . . . . . . . . 11
     5.05.     Intentionally Omitted . . . . . . . . . . . . . . 11
     5.06.     Intentionally Omitted . . . . . . . . . . . . . . 11
     5.07.     Sharing of Payments, Etc. . . . . . . . . . . . . 11

Section 6.     Yield Protection, Etc . . . . . . . . . . . . . . 12

     6.01.     Additional Costs. . . . . . . . . . . . . . . . . 12
     6.02.     Intentionally Omitted . . . . . . . . . . . . . . 12

Section 7.     Conditions Precedent. . . . . . . . . . . . . . . 12


     7.01.     Conditions. . . . . . . . . . . . . . . . . . . . 12
     7.02.     Intentionally Omitted . . . . . . . . . . . . . . 15

Section 8.     Representations and Warranties. . . . . . . . . . 15


     8.01.     Corporate Organization and Existence. . . . . . . 15
     8.02.     Subsidiaries. . . . . . . . . . . . . . . . . . . 15
     8.03.     Financial Information . . . . . . . . . . . . . . 15
     8.04.     Changes in Condition. . . . . . . . . . . . . . . 16
     8.05.     Assets. . . . . . . . . . . . . . . . . . . . . . 16
     8.06.     Litigation. . . . . . . . . . . . . . . . . . . . 16
     8.07.     Tax Returns . . . . . . . . . . . . . . . . . . . 16
     8.08.     No Legal Obstacle to Agreement. . . . . . . . . . 17
     8.09.     Defaults. . . . . . . . . . . . . . . . . . . . . 17
     8.10.     ERISA . . . . . . . . . . . . . . . . . . . . . . 17
     8.11.     Foreign Trade Regulations;  . . . . . . . . . . . 18
     8.12.     Outstanding Indebtedness. . . . . . . . . . . . . 18
     8.13.     Disclosure. . . . . . . . . . . . . . . . . . . . 18
     8.14.     Intentionally Omitted . . . . . . . . . . . . . . 18
     8.15.     Hazardous Materials . . . . . . . . . . . . . . . 18
     8.16.     Security Documents. . . . . . . . . . . . . . . . 20

Section 9.     Covenants of the Company. . . . . . . . . . . . . 21

9.01.     Financial Statements. . . . . . . . . . . . . .. . . . 21
     9.02.     Intentionally Omitted . . . . . . . . . . . . . . 23
     9.03.     Existence . . . . . . .   . . . . . . . . . . . . 23
     9.04.     Insurance . . . . . . . . . . . . . . . . . . . . 24
     9.05.     Prohibition of Fundamental Changes. . . . . . . . 24
     9.06.     Limitation on Liens . . . . . . . .   . . . . . . 25
     9.07.     Indebtedness. . . . . . . . . . . . .         . . 26
     9.08.     Intentionally Omitted . . . . . . . . . . . . . . 27
     9.09.     Intentionally Omitted . . . . . . .   . . . . . . 27
     9.10.     Intentionally Omitted . . . . . . . . . . . . . . 27
     9.11.     Capital Expenditures. . . . . . .   . . . . . . . 27
     9.12.     Intentionally Omitted . . . . . . . . . . . . . . 28
     9.13.     Lines of Business . . .   . . . . . . . . . . . . 28
     9.14.     Intentionally Omitted . . . . . . . . . . . . . . 28
     9.15.     Intentionally Omitted . . . . . . . . . . . . . . 28
     9.16.     Certain Obligations Respecting Subsidiaries . . . 28
     9.17.     Intentionally Omitted . . . . . . . . . . . . . . 28
     9.18.     Intentionally Omitted . . . . . . .   . . . . . . 28
     9.19.     Intentionally Omitted . . . . . . . . . . . . . . 28
     9.20.     Leases. . . . . . . .       . . . . . . . . . . . 28
     9.21.     Intentionally Omitted . . . .     . . . . . . . . 29
     9.22.     Intentionally Omitted . . . .     . . . . . . . . 29
     9.23.     Intentionally Omitted . . . . . . . . . . . . . . 29
     9.24.     Disposition of Assets . . . . . . . . . . . . . . 29
     9.25.     Intentionally Omitted . . . . . . . . . . . . . . 30
     9.26.     Intentionally Omitted . . .   . . . . . . . . . . 30
     9.27.     Intentionally Omitted . . . . . . . . . . . . . . 30
     9.28.     Intentionally Omitted . . . . . . . . . . . . . . 30
     9.29.     Intentionally Omitted . . . . . . .   . . . . . . 30
     9.30.     Intentionally Omitted . . . . . . . . . . . . . . 30
     9.31.     Intentionally Omitted . . . . . . . . . . . . . . 30
     9.32.     Intentionally Omitted . . . . . . . . . . . . . . 30
     9.33.     Intentionally Omitted . . . . .     . . . . . . . 30
     9.34.     Intentionally Omitted . . . . .   . . . . . . . . 30
     9.35.     Intentionally Omitted . . . . . . . . . . . . . . 30
     9.36.     Intentionally Omitted . . . . . . . .     . . . . 30
     9.37.     Intentionally Omitted . . . . . . . . . . . . . . 30
     9.38.     Financing Statements, Etc . . .   . . . . . . . . 30

Section 10.    Specified Events and Events of Default. . . . . . 30

Section 11.    Acknowledgment of Agency, Etc . . . . . . . . . . 34

Section 12.    Miscellaneous . . . . . . . . . . .   . . . . . . 34



     12.01.    Waiver. . . . . . . . . . . . .   . . . . . . . . 34
     12.02.    Notices . . . . . . . . . . . . . . . . . . . . . 34
     12.03.    Expenses, Etc . . . . . . . . . . . .   . . . . . 34
     12.04.    Amendments, Etc . . . . . . . . . . . . . . . . . 35
     12.05.    Successors and Assigns. . . . .   . . . . . . . . 36
     12.06.    Assignments and Participations. .   . . . . . . . 36
     12.07.    Survival. . . . . . . . . .       . . . . . . . . 37
     12.08.    Captions. . . . . . . . .   . . . . . . . . . . . 37
     12.09.    Counterparts. . . . . . .     . . . . . . . . . . 37
     12.10.    Governing Law; Submission to Jurisdiction   . . . 37
     12.11.    Waiver of Jury Trial. . . . . . . . . . . . . . . 37
     12.12.    No Third Party Beneficiaries. . .   . . . . . . . 38
     12.13.    Entire Agreement. . . . .   . . . . . . . . . . . 38
     12.14.    Severability. . . . . . .     . . . . . . . . . . 38

SCHEDULE 8.02  - Subsidiaries
SCHEDULE 8.04  - Changes in Condition
SCHEDULE 8.06  - Litigation
SCHEDULE 8.09  - Defaults
SCHEDULE 8.10  - ERISA
SCHEDULE 8.11  - Foreign Trade Regulations; Government Regulations
SCHEDULE 8.12  - Outstanding Indebtedness
SCHEDULE 8.15  - Hazardous Materials

SCHEDULE
SCHEDULE 9.06     - Existing Liens
SCHEDULE 9.07  - Indebtedness


EXHIBIT A
     - Form of
     Section 9.01 Compliance Certificate


     THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of
June 29, 1995, between: Concurrent Computer Corporation, a corporation duly organized and validly existing under the law of the State of Delaware (the Company ) as borrower; Fleet Bank of Massachusetts, N.A. ( Fleet ) and CIBC Inc., a corporation duly organized and validly existing under the law of the State of Delaware ( CIBC )
 as
lenders (individually, a  Lender  and, collectively, the  Lenders ); and Fleet as agent for
the Lenders (in such capacity, together with its successors in such capacity, the Agent ).


                                 Recitals

     A.   The Company, the Lenders and the Agent are parties to a Second
Amended and Restated Credit Agreement dated as of July 21, 1993, as amended (the
 1993 Credit Agreement ), which amended and restated an Amended and Restated Credit Agreement dated as of October 11, 1991, as amended (the 1991 Credit Agreement ).

     B. The Company has advised the Lenders and the Agent that it wishes to pay in full the Terms Loans in connection with a comprehensive refinancing, provided the
Lenders agree to extend the expiry dates of the Standby L/C s as hereinafter defined.

     C.   This Agreement is intended to amend and restate the 1993 Credit
Agreement.

     In exchange of the mutual covenants in this Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, the Company, the Agent and the Lenders hereby amend and restate the 1993 Credit Agreement in its entirety as follows, and agree to the following terms, conditions and provisions:

     Section 1.     Definitions and Accounting Matters.

     1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this
Agreement in the singular to have the same meanings when used in the plural and vice versa):

      Affiliate shall mean any Person which directly or indirectly controls, or is under common control with, or is controlled by, the Company. As used in this definition, control (including, with its correlative meanings, controlled by and under common control with ) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other
Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, no individual shall be
deemed to be an Affiliate solely by reason of his or her being a director, officer or employee of the Company or any of its Subsidiaries and the Company and its Subsidiaries shall not be deemed to be Affiliates of each other.

      Amended Intercreditor Agreement shall mean the Amended and Restated Intercreditor Agreement dated as of July 21, 1993 executed in connection with the 1993
Credit Agreement, as the same shall be amended, modified and supplemented and in effect from time to time.

      Amended Security Agreement shall mean the Amended and Restated Security Agreement dated as of October 11, 1991 executed in connection with the 1991 Credit
Agreement, as amended by First Amendment to Amended and Restated Security Agreement dated as of June 30, 1993 and Second Amendment to Amended and Restated Security Agreement dated as of July 21, 1993, as such Amended and Restated
 Security
Agreement shall be further amended, modified and supplemented and in effect from time to time.

      Banking Day shall mean any day on which commercial banks are not authorized or required to close in Boston, Massachusetts.

      Basic Documents shall mean, collectively, this Agreement, the Standby L/C s, the
Standby L/C Applications and the Security Documents.

     Closing Date  shall mean the date on which the conditions set forth in
Section 7
are satisfied and this Agreement becomes effective.

      CNC  shall mean Concurrent Nippon Corporation, a Japanese corporation.

      Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

      Default shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

      Disposition shall mean any sale, assignment, lease, transfer or other disposition of any Property (whether now owned or hereafter acquired) by the Company or any of its
Subsidiaries to any Person excluding any sale, assignment, lease, transfer or other disposition of any Property sold, assigned, leased, transferred or otherwise disposed of in the ordinary course of business and on ordinary business terms, but excluding in all events any Equity Issuance.

      Dollars  and  $  shall mean lawful money of the United States of America.

      Domestic Subsidiary shall mean each Subsidiary of the Company that is not a
Foreign Subsidiary.

      Federal Funds Rate shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve
System arranged by Federal funds brokers on such day, as published by the Federal
Reserve Bank of New York on the Banking Day next succeeding such day, provided that
(i) if the day for which such rate is to be determined is not a Banking Day, the Federal
Funds Rate for such day shall be such rate on such transactions on the next preceding
Banking Day as so published on the next succeeding Banking Day, and (ii) if such rate is not so published for any Banking Day, the Federal Funds Rate for such day shall be the rate on such day on such transactions as determined by the Agent.

      Foothill  shall mean Foothill Capital Corporation.

      Foreign Subsidiary shall mean each Subsidiary of the Company not organized under the laws of the United States of America or any State thereof or that conducts substantially all of its business activities outside the United States.

      GAAP shall mean generally accepted accounting principles as in effect from time to time, subject to the provisions of Section 1.02 hereof.

      Guarantee shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, or any obligation or agreement to issue any of the foregoing, but excluding endorsements for collection or deposit in the ordinary course of business. The terms Guarantee and Guaranteed used as a verb shall have a correlative meaning.

      Indebtedness shall mean, for any Person: all liabilities reflected on a balance sheet prepared in accordance with GAAP except for capital items including, but not limited to, (a) all indebtedness for trade obligations, (b) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person);
(c) obligations of such Person to pay the deferred purchase or acquisition price of
Property or services; (d) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (e) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of
such Person; (f) Capital Lease Obligations of such Person (and excluding obligations under leases not required to be capitalized in accordance with GAAP); (g) Indebtedness of others Guaranteed by such Person; and (h) any Interest Rate Protection Agreement to which such Person is a party, the outstanding principal amount of which (or the exposure with respect thereto) to be deemed for purposes of this Agreement to be at any time determined at such time in accordance with the standard methods of calculating such exposure under similar arrangements as prescribed from time to time by the Agent
(or, if any Lender is a party to such Agreement, such Lender), taking into account the respective termination provisions set forth therein, the notional principal amount and term thereof and assuming that U.S. Treasury rates generally are equal to the per annum rate of interest which the Agent (or such Lender) at such time determines to be the most
probable lowest U.S. Treasury rate to occur in the relevant period following such date.

      Lending Office shall mean, for each Lender, the Lending Office of such
Lender (or of an affiliate of such Lender) designated on the signature pages hereof or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Company as the office by which its Term
Loans are to be maintained.

      Lien shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest, option or right of first refusal or other encumbrance of any kind
in respect of such Property. For purposes of this Agreement, the Company or any of its
Subsidiaries shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

      Majority Lenders shall mean (a) if there are no outstanding L/C Advances, Fleet and CIBC, and (b) if there are outstanding L/C Advances, the Lender or Lenders which individually or in the aggregate holds or hold at least 67% of such outstanding L/C
Advances.  For purposes of clause (b) above, there shall be excluded any outstanding L/C
Advances directly or indirectly held by the Company, any of its Subsidiaries or any of their respective Affiliates following an assignment or participation as contemplated by
Section 12.06 hereof.

      Margin Stock shall mean margin stock within the meaning of Regulations U and X.

      Material Adverse Effect shall mean a material adverse effect on (a) the Property, business, operations, financial condition, liabilities or capitalization of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under any of the Basic Documents, (c) the validity or enforceability of any of the Basic
Documents, (d) the rights and remedies of the Lenders and the Agent under any of the
Basic Documents or (e) the timely payment of the principal of or interest on the Term
Loans or other amounts payable in connection therewith.

      Mortgage shall mean the Mortgage Security Agreement and Assignment of Leases and Rents dated as of September 27, 1988 made by the Company covering the respective properties and leasehold interests identified in Exhibit A thereto, as amended by a Mortgage Modification Agreement dated November 14, 1991 (as amended by Assignment of Mortgage and First Amendment to Mortgage Modification Agreement dated as of June 30, 1993) and Second Mortgage Modification Agreement dated as of
July 21, 1993, as such Mortgage shall be further amended, modified and supplemented and in effect from time to time.

      1991 Credit Agreement shall have the meaning assigned to such term in Recital A hereof.

      1994 Form 10-K shall have the meaning assigned to such term in Section 8.03(i)
hereof.

      1993 Credit Agreement shall have the meaning assigned to such term in Recital
A hereof.

      Patent Assignment shall mean the Patent Assignment of Security executed in connection with the 1993 Credit Agreement, as amended, modified and supplemented
and in effect from time to time.

      PBGC shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      Person shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

      Pledge Agreements shall mean the Pledge Agreements executed in connection with the 1991 Credit Agreement, relating to the Company s pledge to the Agent of all or a portion of its ownership interest in the Foreign Subsidiaries for the ratable benefit of the Lenders to secure the Company s obligations under, among other things, the 1991
Credit Agreement, as amended by First Amendment to Pledge Agreements dated as of
June 30, 1993 and Second Amendment to Pledge Agreements dated as of
July 21, 1993,
as such Pledge Agreements shall be further amended, modified and supplemented and in effect from time to time.

      Post-Default Rate shall mean a rate per annum equal to the Prime Rate plus 4% per annum.

      Prime Rate shall mean the greater of (a) the rate of interest from time to time announced and made effective by the Agent as its Prime Rate , and (b) the Federal
Funds Rate plus 1/2 of 1% per annum.

      Property shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

      Regulations U and X shall mean, respectively, Regulations U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may
be amended or supplemented from time to time.

      Security Documents shall mean, collectively, the Amended Security Agreement, the Pledge Agreements, the Mortgage, the Trademark Assignment, Patent Assignment and all Uniform Commercial Code financing statements required by this Agreement to be filed with respect to the security interests in personal Property and fixtures created thereunder.

      Specified Event  shall have the meaning assigned to such term in
Section 10
hereof.

      Standby L/C Applications shall mean collectively each Application and Agreement for Standby Letters of Credit executed by the Company on or about November 12, 1993 in connection with the issuance of the Standby L/C s, as such Applications shall be amended, modified and supplemented and in effect from time to
time.

      Standby L/C s shall mean the three standby letters of credit issued pursuant to the 1993 Credit Agreement by Fleet in favor of the Industrial Bank of Japan, Limited,
The Sumitomo Bank, Limited and The Mitsubishi Bank, Limited in the respective amounts of $1,800,000, $800,000 and $400,000, as amended by respective amendments dated June 22, 1995, as such letters of credit shall be further amended, modified and supplemented and in effect from time to time.

      Subsidiary shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or
might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
 Wholly-Owned Subsidiary shall mean any such corporation, partnership or other entity of which all of such securities or other ownership interests (other than, in the case of a corporation, directors qualifying shares, minority interests issued to satisfy statutory requirements, or, in the case of the Subsidiaries listed on Schedule 8.02 hereto, shares owned by The Perkin-Elmer Corporation if such shares do not exceed 2% of the outstanding common stock of such Subsidiary), are so owned or controlled.

      Term Loans shall mean the loans provided for by Sections 2.01 and 3.01 of the
1993 Credit Agreement.

      Trademark Assignment shall mean the Trademark Assignment of Security executed in connection with the 1993 Credit Agreement, as amended, modified and supplemented and in effect from time to time.

     1.02.     Accounting Terms and Determinations.

         (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports
as to financial matters required to be delivered to the Lenders hereunder shall
 (unless
otherwise disclosed to the Lenders in writing at the time of delivery thereof in the
manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the
preparation of the financial statements contained in the 1994 10-K. All calculations made for the purposes of determining compliance with the terms of the financial covenants contained in this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the annual financial statements furnished to the Lenders pursuant to Section 9.01(b) hereof unless (i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Majority Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest annual financial statements as to which such objection shall not have been made.

          (b) The Company shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 9.01 hereof a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of the next preceding annual financial
statements as to which no objection has been made in accordance with the last sentence
of subsection (a) above, and reasonable estimates of the difference between such statements arising as a consequence thereof.

          (c) To enable the ready and consistent determination of compliance with the covenants set forth in Section 9 hereof, the Company will not change the last
day of its fiscal year from June 30 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from September 30, December 31 and March 31, respectively.

     1.03. Dollar Equivalents. As used in this Agreement, the Dollar Equivalent of any amount of foreign currency shall be (unless otherwise specified) the amount of such foreign currency converted to Dollars using the New York foreign exchange selling rate for such currency quoted in The Wall Street Journal for the date on which such amount
was paid (or, if Indebtedness, incurred) or if such rate was not so quoted for such date, for the nearest preceding date for which such foreign exchange rate was so quoted.

     Section 2.     Tinton Falls Fee and Restructuring Fee.   Notwithstanding
the
amendment and restatement of the 1993 Credit Agreement (a) and the payment in full of
the Term Loans, the obligations of the Company to pay a fee ( Tinton Falls Fee )
 to
Fleet Bank and Barclays Bank PLC upon the sale of the Tinton Falls Facility pursuant to a certain letter agreement by and between the Company, Barclays Bank PLC and Fleet dated March 1, 1993, shall not be superseded hereby and shall continue in effect as an obligation of the Company, to be calculated in accordance with such letter, and
 (b) the
obligations of the Company to pay the $50,000 balance of the amendment and restructuring fee ($26,190 to Fleet and $23,810 to CIBC) pursuant to Amendment No. 6 to Second Amended and Restated Credit Agreement between the Lenders and the Company dated as of February 28, 1995 ( Restructuring Fee ), shall not be superseded hereby and shall continue in effect as an obligation of the Company, to be paid in
accordance with such Amendment.

     Section 3.     The Standby L/C s; Several Obligations, Etc.

     3.01 The Standby L/C s.

          (a)  The payment by Fleet of a draft drawn under any Standby L/C shall
constitute an  L/C Advance.   Upon written demand by Fleet to CIBC, CIBC shall
purchase from Fleet, and Fleet shall sell and assign to CIBC, a percentage of such L/C
Advance equal to the product of the L/C Advance and CIBC's pro rata interest in the outstanding principal due under the Term Loans immediately prior to the execution hereof, by paying Fleet an amount equal to such product. The Company hereby agrees to any such sale and assignment. CIBC agrees to purchase its pro rata share of any L/C
Advance on (a) the Banking Day on which demand therefor is made by Fleet, provided that notice of such demand is given not later than 1:00 p.m. (Boston time) on such
Banking Day or (b) the first Banking Day next succeeding such demand if notice of the demand is given after such time and in each case such obligation shall be absolute and unconditional, notwithstanding the occurrence or continuation of a Default.
In the event
CIBC shall not have so purchased its pro rata share of an L/C Advance in a timely fashion, CIBC agrees to pay Fleet interest at the Federal Funds Rate on its pro rata
share thereof for each day from the date of demand by Fleet until the date such amount
is paid to Fleet.


          (b) The Company shall pay to the Agent (for the account of Fleet and CIBC in accordance with their respective pro rata interests in the Term Loans held by them immediately prior to the execution hereof) letter of credit fees as follows: for the period June 29, 1995 through June 30, 1996, a fee of three percent (3%) per annum on the aggregate of the face amounts of the Standby L/C s, payable in equal quarterly payments on June 30, 1995, October 1, 1995,
 January 1, 1996 and April 1, 1996; (ii) for the period
June 30, 1996 through June 30, 1997, a fee of four percent (4%) per annum on the aggregate of the face amounts of the Standby L/C s payable in equal quarterly
payments on July 1, 1996, October 1, 1996, January 1, 1997 and April 1, 1997; and(iii) for the period June 30, 1997 through June 30, 1998, a fee of five percent (5%) per annum on the aggregate face amounts of the Standby L/C s, payable in equal quarterly payments on July 1, 1997, October 1, 1997, January 1, 1998 and April 1, 1998.


          (c) On the date of an L/C Advance, the Company shall repay Fleet (for its account and for the account of CIBC to the extent CIBC has purchased a pro rata
share of such L/C Advance) the outstanding amount of such L/C Advance.
In the event
the Company fails to so repay Fleet on such date, until repayment of the subject L/C
Advance, the Company shall pay to Fleet (for its account and for the account of
 CIBC to
the extent CIBC has purchased a pro rata share of such Advance) interest on such amount at the Post-Default Rate.

          (d) The expiry date of the Standby L/C s shall be extended to August 1,1998. Fleet promptly shall execute and deliver to the beneficiaries of the Standby L/C s, and to the advising bank with respect thereto, appropriate amendments of the Standby
L/C s reflecting such extension, and to the extent necessary, shall use its best efforts to obtain the consent of such beneficiaries to such amendments, and the agreement of the advising bank with respect thereto to continue to act in such capacity with respect to such
Standby L/C s as so amended.

          (e)  Upon the occurrence of the Specified Event referenced in clause
(1) of Section 10, on demand, the Company shall forthwith deposit with the Agent an amount of cash equal to the undrawn amounts of the Standby L/C s. Such amount shall be deposited in a cash collateral account to be established by the Agent, for the benefit
of the Lenders and shall constitute collateral security for all obligations of the Borrower
relating to the Standby L/C s. All amounts in such cash collateral account shall be subject to the exclusive dominion and control (including exclusive rights of withdrawal) of the Agent over all such amounts and may be evidenced by a supplementing agreement
satisfactory in form and substance to the Agent.

          (f) The Company acknowledges and agrees that the Standby L/C Applications are enforceable against it in all respects as if it were the Customer under each such Application.

     3.02.     Several Obligations, Etc.

          (a) The amounts payable by the Company at any time hereunder to each Lender shall be a separate and independent debt and each Lender shall be entitled
to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Lender or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes. Nothing in this Section shall override or otherwise modify the requirements for action under the Security Documents provided for in this Agreement or in the Security Documents.

          (b) If any Lender (or receiver, liquidator or similar entity on its behalf)
should default in any of its obligations hereunder to effectuate any required sharing with another Lender or to make any other payment to the Agent or another Lender, or shall
repudiate or disaffirm (or purport to disaffirm) any of the foregoing obligations, then such defaulting Lender shall not be entitled to share in any payments, prepayments or other distributions under this Agreement or any Security Document, whether from any
collateral or from the Company, the Agent or any Lender, until such time as each other
Lender has received permanent payments or reductions in the L/C Advances held by it which, on a percentage basis, are equal to the reduction in the L/C Advances achieved by the defaulting Lender as a result of such default; provided, that nothing herein shall in any way limit any claims that the Company, the Agent or any Lender may have against a defaulting Lender arising out of any such default, all of which are hereby expressly reserved.

     3.03.     Intentionally Omitted.

     3.04.     Intentionally Omitted.

     3.05.     Intentionally Omitted.

     Section 4.     Intentionally Omitted.

     Section 5.     Payments; Pro Rata Treatment; Computations; Etc.

     5.01.     Payments.

          (a) All payments to be made by the Company under this Agreement and all payments to be made by the Company under any other Basic Document (except as otherwise specifically provided therein) shall be made in Dollars in immediately available
funds without deduction, set-off or counterclaim (and the Company hereby irrevocably waives the right to interpose any non-compulsory counter claim in any proceeding with respect to the Company s obligations hereunder), not later than 1:00 p.m. (Boston time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding
Banking Day).

          (b) Any Lender for whose account any such payment is to be made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Company with such Lender (with notice thereof to the Company).

          (c) If any payment is received by the Agent under this Agreement, the
Agent shall promptly remit such payment to such Lender, in immediately available funds.

          (d) If the due date of any payment under this Agreement would otherwise fall on a day which is not a Banking Day such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended
for the period of such extension.

     5.02. Pro Rata Treatment. Except to the extent otherwise provided herein, any payment made in respect of the Standby L/C s (whether a repayment of an L/C Advance, the payment of interest thereon or the payment of the fees described in
 Section 3.01(b))
by the Company shall be made for the account of the Lenders pro rata in accordance
with their respective pro rata interests in the Term Loans held by them immediately prior to the execution hereof. The Lenders agree and acknowledge that immediately prior to the execution hereof, (a) Fleet held 52.38% of the Term Loans, and (b)
CIBC held
47.62% of the Term Loans.

     5.03. Computations. Interest on amounts payable hereunder or under the other
Basic Documents shall be computed on the basis of a year of 360 days, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Any increase or decrease in the interest rate hereunder and under the other Basic Documents resulting from a change in the Prime Rate shall be effective immediately from the date of such change.

     5.04.     Intentionally Omitted.

     5.05.     Intentionally Omitted.

     5.06.     Intentionally Omitted.

     5.07.     Sharing of Payments, Etc.

          (a) The Company agrees that, in addition to (and without limitation of) any right of set-off, banker s lien or counterclaim a Lender may otherwise have, each
Lender shall be entitled, at its option, to offset balances held by it for the account of the
Company at any of its offices or offices of its Affiliates, in Dollars or in any other currency, against any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to the Company), in which case it shall promptly notify the Company and the Agent thereof, provided that such
Lender s failure to give such notice shall not affect the validity thereof.

          (b)  If any Lender shall obtain from the Company payment of any amount due under this Agreement or any other Basic Document through the exercise of any right of set-off, banker s lien or counterclaim or similar right or otherwise (other than from the Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of any amount then due hereunder by the Company to such Lender than the percentage received by any other Lenders, it shall promptly purchase from such other Lenders Participations in (or, if and to the extent specified by such Lenders direct interests in) such other amount, respectively, owing to such other
Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders
shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves
(by the resale
of Participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

          (c) The Company agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker s lien,
counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of amounts (as the case may be) owing to such Lender in the amount of such participation.

          (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of
exercising, any such right with respect to any other indebtedness or obligation of the
Company.  If, under any applicable bankruptcy, insolvency or other similar law, any
Lender receives a secured claim in lieu of a set-off to which this Section 5.07 applies,
such Lender shall, to the extent practicable, exercise its rights in respect of such secured
claim in a manner consistent with the rights of the Lenders entitled under this
 Section
5.07 to share in the benefits of any recovery on such secured claim.

     Section 6.     Yield Protection, Etc.

     6.01.     Additional Costs.

          Anything herein to the contrary notwithstanding, if any changes in present or future applicable law (which term applicable law , as used in this Section 6.01, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to any Lender by any central bank or other fiscal, monetary or other authority), including without limitation any change according to a prescribed schedule of increasing requirements, whether or not known or in effect as of the date hereof, shall (i)
 subject
any Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any
nature with respect to this Agreement or the payment to such Lender of any amounts due to it hereunder, or (ii) materially change the basis of taxation of payments to any
Lender of any other amounts payable to such Lender hereunder, or (iii) impose or increase or render applicable any special or supplemental deposit or reserve or similar requirements or assessment against assets held by, or deposits in or for the account of, or any liabilities of, or loans by an office of any Lender in respect of the transactions
contemplated herein, or (iv) impose on any Lender any other condition or requirement with respect to this Agreement, and the result of any of the foregoing is cost to (A) to
reduce any amount payable to such Lender hereunder, or (B) to require such Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender from the
Company hereunder, then, and in each such case not otherwise provided for hereunder, the Company will upon demand made by such Lender promptly following such Lender s receipt of notice pertaining to such matters accompanied by calculations thereof in reasonable detail, pay to the Lender such additional amounts as will be sufficient to compensate it for such additional cost, reduction, payment or foregone interest or other
sum; provided that the foregoing provisions of this sentence shall not apply in the case of any additional cost, reduction, payment or foregone interest or other sum resulting from any taxes charged upon or by reference to the overall net income, profits or gains of such
Lender.

     6.02.     Intentionally Omitted.

     Section 7.     Conditions Precedent.

     7.01. Conditions. This Agreement shall be effective upon receipt by the Lenders of the following documents and the fulfillment of the following conditions:

          (a) Corporate Documents. The following documents, each certified as indicated below:

               (i) a copy of the charter, as amended, of the Company certified by the Secretary of State of Delaware, and a certificate as to the good standing of,
     and charter documents filed by, the Company from such Secretary of State, dated as of a recent date; and

               (ii) a certificate of the Secretary or an Assistant Secretary of the
     Company, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Company as in effect on the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of such of the Basic Documents to which the Company is to be a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of the Company has not been amended since the date of the certification thereto furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of the Company executing such of the Basic Documents to which the
     Company is intended to be a party and each other document to be delivered by the Company from time to time in connection therewith (and the Agent and each
     Lender may conclusively rely on such certificate until it receives notice in writing from such Person).

          (b) Officer s Certificate. A Certificate of a senior officer of the Company to the effect that no Default has occurred and is continuing.

          (c) Opinion of General Counsel of the Company. An opinion of Kevin J. Dell, Esq., Vice President, General Counsel and Secretary of the Company, in form and substance satisfactory to the Lenders.

          (d)  Intentionally Omitted.

          (e) 1995 Security Agreement Amendment. An Amendment in form and substance acceptable to the Company, the Agent and the Lenders to the Amended Security Agreement, duly executed and delivered by the Company and the Agent, and evidence that the Company shall have taken such other action (including delivering to the
Agent, for filing, appropriately completed and duly executed copies of Uniform
Commercial Code financing statements) as the Agent shall have requested in order to
perfect (or continue to perfect) the security interests created pursuant to the
 Amended
Security Agreement.

          (f) 1995 Mortgage Modification and Title Insurance. An Amendment in form and substance acceptable to the Company, the Agent and the Lenders to the
Mortgage duly executed and delivered by the Company and the Agent in recordable form
(the  1995 Mortgage Modification ) in such number of duplicate originals as the
 Agent
shall have requested and the 1995 Mortgage Modification shall have been duly recorded
(or the Agent shall have received satisfactory title insurance against any intervening encumbrance as provided in the following sentence). The 1995 Mortgage Modification shall be accompanied by an updating of the existing policy of title insurance
 (or by issuing
a new policy of title insurance) on forms of and issued by one or more title companies satisfactory to each Lender (the Title Companies ), insuring the priority of the Liens created under the Mortgage for an amount satisfactory to each Lender, subject only to such exceptions as are satisfactory to each Lender and, to the extent necessary under
applicable law, for filing in the appropriate county land office, Uniform Commercial
Code financing statements covering fixtures, in each case appropriately completed and duly executed and evidence that the Company shall have paid to the Title Companies all expenses and premiums of the Title Companies in connection with the issuance of such
policies and in addition shall have paid to the Title Companies an amount equal to the
recording and stamp taxes payable in connection with recording the Mortgage in the
appropriate county land office.

          (g) 1995 Pledge Agreement Amendments. An Amendment in form and substance acceptable to the Company, the Agent and the Lenders to the Pledge Agreements, duly executed and delivered by the Company and the Agent.

          (h)  Intentionally Omitted.

          (i)  Intentionally Omitted.

          (j)  Intentionally Omitted.

          (k)  Intentionally Omitted.

          (l)  Intentionally Omitted.

          (m)  Intentionally Omitted.

          (n)  Intentionally Omitted.

          (o) Other Documents. Such other documents as the Agent or any Lender or counsel to the Lenders may reasonably request.

          (p) Extension of Expiry Dates of Standby L/C s. All documents or agreements requested by Fleet which are necessary to effect the extension of the expiry dates of the Standby L/C s, duly executed by the Company and Fleet.

          (q) Closing Expenses. The Company shall have paid the reasonable fees and expenses of Goodwin, Procter & Hoar, as special counsel to the Lenders, in connection with the negotiation, preparation, execution and delivery of this Agreement.


(r) Payment of Term Loans and Restructuring Fee. The Company shall have paid in full the Term Loans and the Restructuring Fee. The Company hereby consents to Fleet debting the Company s demand deposit account at Fleet to effect the
Company s pro rata payment to Fleet of the Restructuring Fee and the Standby L/C fee due on June 30, 1995.


     7.02.     Intentionally Omitted.

     Section 8. Representations and Warranties. The Company hereby represents and warrants to the Lenders that:

     8.01. Corporate Organization and Existence. Each of the Company and its
Subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all necessary corporate power to own its assets and to carry on the business now conducted or as
proposed to be conducted by it. The Company has all necessary corporate power and has taken all corporate action required to make all the provisions of this Agreement and the other Basic Documents and the agreements and instruments executed in connection therewith, the valid and enforceable obligations they purport to be, subject to bankruptcy,
insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors rights and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each of the Company and its Subsidiaries is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the nature of its business or the character of the property owned by it makes such qualification necessary and where the failure to so qualify could have a Material Adverse Effect, and is duly authorized,
qualified and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to own its assets and to carry on its business in the places and in the manner presently conducted or as proposed to be conducted.

     8.02. Subsidiaries. As of the Closing Date, the Company has only the Subsidiaries (and the Investments by it or any of its Subsidiaries in any Joint
 Venture or
other Person) set forth in Schedule 8.02 hereto, all of the outstanding capital stock of each such Subsidiary is duly authorized, validly issued, fully paid and non-assessable
(subject to no security interests or restrictions on transfer other than those
 (a) arising
under the Basic Documents, if any, (b) contained in the charter documents of the respective Subsidiaries, (c) under applicable securities laws, or (d) expressly permitted
hereby) and owned as set forth in said Schedule, and the Company (or the respective
Subsidiary) also owns, free and clear of Liens, all such Investments. Said Schedule also identifies those Subsidiaries which are Consolidated Subsidiaries.

     8.03. Financial Information. The Company has previously furnished each of the
Lenders copies of the following:

               (i) the Company s annual report on Form 10-K relating to the Company s fiscal year ended June 30, 1994 in the form filed with the
Securities
     and Exchange Commission (the  1994 Form 10-K ); and

               (ii) the Company s quarterly report on Form 10-Q relating to the Company s fiscal quarter ended March 31, 1995 in the form filed with the Securities and Exchange Commission (together with the 1994 Form 10-K, the
      SEC Reports ).

Each of the SEC Reports (including all of the financial statements included therein) contains all information which is required to be stated therein in accordance with applicable federal securities laws, rules and regulations and conforms in all material respects to the requirements thereof; the financial statements contained in the
 SEC
Reports were prepared in accordance with generally accepted accounting principles, consistently applied, and present fairly the financial condition of the corporations stated to be covered thereby at the dates thereof and the results of their operations for the stated periods covered thereby; and none of the SEC Reports at the date thereof included any untrue statement of a material fact or omitted to state a material fact
required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading, subject, in the case of the report on Form 10-Q, to normal year-end adjustments.

     8.04. Changes in Condition. Except as disclosed in Schedule 8.04 hereto, (i) since March 31, 1995, there has been no material adverse change in the business or assets
or in the condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole; and (ii) the Company and its Subsidiaries on a consolidated basis have no
known contingent liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments of any material amount which are not referred to in the SEC Reports.

     8.05. Assets. The Company and its Subsidiaries have good and marketable title to all assets carried on their books and reflected in the financial statements, notes and
schedules thereto contained in the SEC Reports, subject to no other ownership interests
or any liens, charges or encumbrances, except for liens, charges and encumbrances permitted by Section 9.06 hereof and assets sold, abandoned or otherwise disposed of in the ordinary course of business.

     8.06. Litigation. Except as to matters referred to in Schedule 8.06 hereto, there are no legal or arbitral proceedings, at law or in equity, or any proceeding before any federal, state, provincial or municipal board or other governmental or administrative
agency pending or to the knowledge of the Company threatened in writing against the
Company or any of its Subsidiaries which involves a material risk of any judgment or liability not fully covered by insurance which may have a Material Adverse Effect, and no judgment, decree, or order of any federal, state, provincial or municipal court, board or other governmental or administrative agency has been issued against the Company or any
Subsidiary which has, or will have, a Material Adverse Effect.

     8.07. Tax Returns. The Company and each of its Subsidiaries have filed all tax returns which are required to be filed by them and have paid, or made adequate
provision for the payment of, all significant taxes which have or may become due pursuant to said returns or to assessments received. United States Federal income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year of the Company ended June 30, 1987. The Company and its Subsidiaries have made adequate provisions for all current taxes, and in the opinion of the Company there will not be any additional assessments for any fiscal periods prior to and including that which ended the dates of said balance sheets in excess of the amounts reserved therefor.
If the Company is a member of an affiliated group of corporations filing consolidated returns for United States Federal income tax purposes, it is the common parent of such
group.

     8.08. No Legal Obstacle to Agreement. None of the execution and delivery of this Agreement and the other Basic Documents, nor the consummation of any transaction herein referred to or contemplated hereby nor the fulfillment of the terms hereof or of any agreement or instrument referred to in this Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which the
Company or any Subsidiary is a party or by which it is bound or of the charter or by-laws of the Company or any Subsidiary or the violation of any presently existing applicable law, judgment, decree, federal, provincial or state law or governmental order, rule or
regulation, or result in the creation under any agreement or instrument of any
 Lien upon
any of the assets of the Company or any of its Subsidiaries, except as permitted by
Section 9.06 hereof.

     8.09. Defaults. Except as set forth in Schedule 8.09 hereto, neither the Company nor any of its Subsidiaries is in default under any provision of its charter or by-laws or
any other agreement or other instrument to which it is a party or by which it is bound or is in violation of any federal or state law, governmental order, rule or regulation except, in any such case, for any of the foregoing that do not, in the aggregate, have a Material
Adverse Effect.

     8.10. ERISA. The Company and each member of the Company s controlled group (within the meaning of Section 302(d)(8)(c) of ERISA have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each plan subject to such standards, and there has been no application filed for a waiver of such requirements with respect to any such plan.
No event has
occurred which would cause the Company or any ERISA Affiliate to incur, directly or indirectly (through indemnification or otherwise) material liability or penalties under
ERISA or the provisions of the Code relating to employee benefit programs, including
(without limitation) Sections 409, 502(i) or 502(l) of ERISA, title IV of
ERISA, or
section 4975 or 4980B of the Code.  Except as set forth in Schedule
8.10 hereto, neither
the Company nor any ERISA Affiliate provided (or has promised to provide) medical or other welfare benefits (or coverage with respect to such benefits) for periods beyond the
date of any employee s termination of employment with the Company or such
 ERISA
Affiliate (a Post-Termination Welfare Arrangement ), except to the extent required by part 6 of subtitle B of title I of ERISA and at the sole expense of the employee (or his beneficiary). None of the Plans has any unfunded benefit liabilities within the meaning of Section 4001(a)(18) of ERISA. Neither the Company nor any ERISA Affiliate contributes to (or has an obligation to contribute to) a Multiemployer Plan.
The
Company and the ERISA Affiliates have the authority unilaterally to terminate
 (or to
terminate their participation in) without notice each employee benefit program or arrangement they maintain or contribute to (or each vehicle that funds obligations under such program or arrangement) without incurring additional liability with respect to such
program or arrangement.

     8.11.     Foreign Trade Regulations; Government Regulation.

          (a) Foreign Trade Regulations. Neither the Company nor any Subsidiary of the Company is: (i) a person included within the definition of designated foreign country or national of a designated foreign country in Executive Order No.
8389, as amended, in Executive Order No. 9193, as amended, in the Foreign
Assets
Control Regulations (31 C.F.R., Chapter V, Part 500, as amended), in the Cuban Assets
Control Regulations of the United States Treasury Department (31 C.F.R.,
Chapter
v,
Part 515, as amended) or in the Regulations of the Office of Alien Property, Department of Justice (8 C.F.R., Chapter II, Part 507, as amended) or within the meanings of any of
the said Orders or Regulations or of any regulations, interpretations or rulings issued
thereunder, or in violation of said Orders or Regulations or of any regulations, interpretations or rulings issued thereunder; or (ii) an entity listed in
Section 520.101 of
the Foreign Funds Control Regulations (31 C.F.R., Chapter V, Part 520, as amended).

          (b) Government Regulation. Except as set forth on Schedule 8.11 hereto, neither the Company nor any Subsidiary nor any corporation controlling the
Company or under common control with the Company is subject to regulation under the
Public Utility Holding Company Act of 1935, the Federal Power Act, the
Investment
Company Act of 1940, the Interstate Commerce Act, or to any statute or regulation regulating the incurring by the Company of Indebted for money borrowed, or to any statute or regulation relating to common or contract carriers or to the sale of electricity,
gas, steam, water or other public utility services. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by the Company of this Agreement or any other Basic Document or the consummation of any of the transactions contemplated hereby or thereby.

     8.12. Outstanding Indebtedness. The outstanding Indebtedness in respect of borrowed money and Capital Lease Obligations of the Company and its Subsidiaries at
March 31, 1995, is correctly set forth in Schedule 8.12 hereto, and said Schedule correctly describes all security interests securing such Indebtedness.

     8.13. Disclosure. Neither this Agreement nor any written agreement, document, certificate or statement furnished to any of the Lenders or the Agent by or on behalf of
the Company in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     8.14.     Intentionally Omitted.

     8.15. Hazardous Materials. Except as set forth in Schedule 8.15 hereto, the
Company and each of its Subsidiaries have obtained all permits, licenses and other authorizations, and have filed all notifications and registrations, which are required under
all Environmental Laws, except to the extent failure to have any such permit, license or
authorization or to file such notification or registration would not have a Material
Adverse Effect.  The Company and each of its Subsidiaries are in compliance with
the
terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable
Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction,
notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect.

     In addition, except as set forth in Schedule 8.15 hereto:

          (a) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental agency or other Person with respect to any alleged failure by the Company or any of its
Subsidiaries to have any permit, license or authorization, or to file any notification or registration, required in connection with the conduct of the business of the Company or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by the Company or any of its Subsidiaries.

          (b) Neither the Company nor any of its Subsidiaries or Environmental Affiliates has handled any Hazardous Material on any Property now or previously owned
or leased by the Company or any of its Subsidiaries or Environmental Affiliates
 to an
extent that it has, or may reasonably be expected to have, a Material Adverse Effect; and

               (i) no PCB or asbestos is or has been present at any Property now or previously owned or leased by the Company or any of its
Subsidiaries or
     Environmental Affiliates;

               (ii) there are no underground storage tanks for Hazardous Materials, active or abandoned, at any Property now or previously owned or leased
     by the Company or any of its Subsidiaries or Environmental Affiliates;

               (iii) no Hazardous Materials have been Released, in a reportable quantity, where a report is required by statute, ordinance, rule, regulation or order, or otherwise, at, on or under any Property now or previously owned by the
     Company or any of its Subsidiaries or Environmental Affiliates that is likely to involve an expenditure in excess of $500,000.

          (c) Neither the Company nor any of its Subsidiaries or Environmental Affiliates has transported or arranged for the disposal or transportation of any Hazardous
Material at or to any location which is listed on the National Priorities List under the
Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ( CERCLA ), listed for possible inclusion on the National Priorities List by the
Environmental Protection Agency in CERCLIS or on any similar state list or which is the subject of Federal, state or local enforcement actions or other investigations which may lead to claims against the Company or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

          (d) No Hazardous Material generated by the Company or any of its Environmental Affiliates has been recycled, treated, stored, disposed of, or Released by the Company or any of its Environmental Affiliates at any location other than those listed in Schedule 8.15 hereto.

          (e) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any of its Subsidiaries and no Property now or previously owned, leased or otherwise used by the Company or any of its
Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites potentially requiring investigation or clean-up.

          (f) No Liens have arisen under or pursuant to any Environmental Laws on any of the real Property or Properties owned or leased by the Company or any of its
Subsidiaries, and no government actions have been taken or are in process which could
subject any of such Properties to such Liens and neither the Company nor any of its
Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any Property owned by it in any deed to such Property.

          (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the
Company or any of its Subsidiaries in relation to any Property or facility now
 or
previously owned or leased by the Company or any of its Subsidiaries which have not
been made available to the Lenders.

     8.16. Security Documents. As of the Closing Date, (a) the security interest granted to the Agent pursuant to the Amended Security Agreement constitutes a perfected security interest in all of the personal property of the Company (other than
(i) personal property not included in Collateral , as defined in such Agreement, and
(ii) personal property of the Company located in Idaho, Iowa, Kansas, Maryland, North
Dakota, Oregon, Puerto Rico and Virginia) which may be perfected by the filing of a
Uniform Commercial Code financing statement, including without limitation, accounts, inventory, equipment and general intangibles, subject only to the Liens permitted by
Section 9.06, (b) pursuant to the Mortgage, the Agent has an enforceable mortgage on the real property (and improvements thereon and fixtures thereat) owned by the
Company and located in Tinton Falls and Oceanport, New Jersey, subject only to the
Liens of Foothill, (c) pursuant to the Pledge Agreements and the instruments of transfer executed in connection therewith, the Agent has a perfected security interest in the
 Pledged Stock , as defined in each such Agreement, subject only to the Lien of Foothill, and (d) the foregoing security interests and Mortgage secure any and all obligations of the Company to the Lenders and/or Agent now existing or hereafter arising, hereunder
and under the other Basic Documents, including the obligations of the Company, related to, arising, from or in connection with the Standby L/C s, the L/C Advances and the
Standby L/C Applications. The representations and warranties in the Security
Documents, to the extent applicable, are amended to reflect that such security interests and Mortgage are subject to the Liens of Foothill pursuant to an
 Intercreditor
Agreement between Foothill and the Agent dated as of June 29, 1995.

     Section 9. Covenants of the Company. The Company covenants and agrees with the Lenders and the Agent that, so long as any Standby L/C or any reimbursement obligation with respect to any Standby L/C is outstanding:

     9.01. Financial Statements. The Company shall deliver to each of the Lenders and the Agent:
          (a) as soon as available and in any event within 50 days after the end of each quarterly fiscal period of each fiscal year of the Company, consolidated and consolidating statements of income and consolidated statements of cash flow of the
Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period, setting forth in the case of the consolidated statements in comparative form the corresponding consolidated figures for the corresponding period in the preceding financial year, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its
Consolidated Subsidiaries, in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments), and that said consolidating financial statements were prepared by the
Company in good faith on the basis of the books and records of the Company and its
Subsidiaries and were the consolidating financial statements used in preparing said consolidated financial statements;

          (b) as soon as available and in any event within 100 days after the end of each fiscal year of the Company, consolidated and consolidating statements of income and consolidated statements of cash flow of the Company and its Consolidated

Subsidiaries for such year and the related consolidated and consolidating balance sheets as at the end of such year, setting forth in the case of the consolidated statements in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied (i) in the case of said consolidated statements and balance sheet, by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default, and (ii) in the case of said consolidating statements and balance sheets, by a certificate of a senior financial officer of the
Company, which certificate shall state that said consolidating financial statements were prepared by the Company in good faith on the basis of the books and records of the
Company and its Subsidiaries and were the consolidating financial statements used in preparing said consolidated financial statements;

          (c) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Company shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange; provided that notwithstanding the foregoing, (i) the Company shall deliver to each of the Lenders the Form 10-K for such fiscal year filed with the Securities and Exchange Commission within one Banking
 Day of
the date such Form 10-K has been so filed; and (ii) within 60 days of each fiscal quarterend of the Company, the Company shall deliver to each of the Lenders the Form 10-Q for such fiscal quarter filed with the Securities and Exchange Commission;

          (d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

          (e) as soon as possible, and in any event within ten days after the Company knows or has reason to believe that any of the events or conditions specified below have occurred or exist, a statement signed by a senior financial officer of the
Company setting forth details respecting such event or condition and the action, if any, which the Company or its ERISA Affiliate proposes to take with respect thereto
 (and a
copy of any report or notice required to be filed with or given to PBGC by the
 Company
or an ERISA Affiliate with respect to such event or condition):

               (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event;

               (ii) the failure of any plan subject to Section 302 of ERISA and which is maintained by the Company (or any member of the Company s controlled group within the meaning of Section 302(d)(8)(C) of ERISA) to satisfy any of the requirements of Section 302 of ERISA, or the filing of an
     application for a waiver of minimum funding with respect to any such plan;

               (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

               (iv) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any
     Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a
     Multiemployer Plan that such action has been taken by PBGC with respect to such
     Multiemployer Plan;

               (v) the complete or partial withdrawal by the Company or any ERISA Affiliate under Section 4203 or 4205 of ERISA from a Multiemployer Plan, or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section
     4241 or 4245 of ERISA or that it intends to terminate or has terminated under
     Section 4041A of ERISA;

               (vi) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce
     Section 515 of ERISA, which proceeding is not dismissed within 30 days;
and

               (vii) any event (including receipt of a notice from the Internal
     Revenue Service) indicating that any plan maintained by the Company and intended to be qualified under Section 401(a) of the Internal Revenue Code is not
     so qualified.

          (f) as soon as available and in any event within 15 days after receipt, any income statements, cash flow statements, balance sheets or other financial statements
of CNC;

          (g) within 15 Banking Days after receipt, a copy of all material audit reports and letters to management submitted to the Company by independent public accountants in connection with any annual, special or interim audits of the books of the
Company, except to the extent that the delivery thereof would result in the waiver of any privilege claim to which the Company would otherwise be entitled;

          (h) within five Banking Days after the Company knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken and proposes to take with respect thereto;

          (i) from time to time, such other information regarding the financial condition, operations, business or prospects of the Company or any of its Subsidiaries as the Agent may reasonably request.

The Company will furnish to each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a Compliance Certificate of the
Company signed by an authorized officer substantially in the form of Exhibit A hereto to the effect that, among other things, no Default has occurred and is continuing (or, if any
Default has occurred and is continuing, describing the same in reasonable detail
 and
describing the action that the Company has taken and proposes to take with respect thereto).

     9.02.     Intentionally Omitted.

     9.03. Existence. The Company will, and will cause each of its Subsidiaries to:
preserve and maintain its legal existence and all of its material rights, privileges and franchises (except as a result of any transaction permitted by Section 9.05 hereof or the dissolution (or other reorganization or restructuring) of any Foreign Subsidiary to the
extent done as part of present or future cost-saving efforts, and except for the dissolution
(or other reorganization or restructuring) of CNC); comply with the requirements of all
applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would have a Material Adverse
Effect.

     9.04. Insurance. The Company will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

     9.05. Prohibition of Fundamental Changes. The Company will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except, in the case of any Foreign Subsidiary or inoperative
 Subsidiary, as
permitted by Section 9.03 or as directed by the Board of Directors of the Company in connection with any rationalization of the legal structure of the Company s foreign operations so long as such rationalization does not have material adverse tax consequence to the Company or result in any material cost to the Company. The Company will not,
and will not permit any of its Domestic Subsidiaries to, convey, sell, lease, transfer or
otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or Property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding Dispositions permitted by Section 9.24 hereof). Notwithstanding the foregoing provisions of this
Section 9.05:

          (a) any Domestic Subsidiary of the Company may be merged or consolidated with or into the Company or any Wholly-Owned Domestic Subsidiary or Subsidiaries of the Company if the Company or such Wholly-Owned Domestic Subsidiary or Subsidiaries shall be the continuing or surviving corporation or corporations, provided
that in no event may any Subsidiary that is acquired after the Closing Date as permitted
by paragraph (c) below be party to a merger or consolidation with the Company or any
other Subsidiary of the Company;

          (b) any such Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to the Company or to one or more Wholly-Owned Subsidiaries of the Company;

          (c) the Company or any of its Domestic Subsidiaries may acquire the capital stock of any Person if it acquires all (or all not already owned by it)
 of the capital
stock of such Person and the sole consideration for such acquisition is capital stock of the
Company or, to the extent permitted by clauses (a) and (b) of Section 9.16 hereof, of any
Subsidiary; and, after giving effect thereto, no Default has occurred and is continuing and so long as neither the Company nor any of its Domestic Subsidiaries shall assume,
Guarantee or otherwise in any manner become liable with respect to the Indebtedness of such Person, unless such liability of the Company or its Domestic Subsidiary would constitute Indebtedness permitted by Section 9.07 hereof;

          (d) the Company or any of its Domestic Subsidiaries may acquire Property (including services) from another Person in exchange for capital stock of the
Company or, to the extent permitted by clauses (a) and (b) of Section 9.16 hereof, of any
Subsidiary; and

          (e) the Company or any of its Subsidiaries may acquire the investment of Nippon Steel Corporation in CNC.

Nothing in this Section 9.05 shall prohibit any transaction permitted by Section
 9.24
hereof.

     9.06. Limitation on Liens. The Company will not, nor will it permit any of its
Domestic Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its
Property, whether now owned or hereafter acquired, except:

          (a)  Liens in favor of Foothill;

          (b)  Liens created pursuant to the Security Documents;

          (c)  Existing Liens described in Schedule 9.06 hereto;

          (d) Liens imposed by any governmental authority for taxes, assessments or charges or with respect to obligations under Environmental Laws that are not yet due
or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or any of its
Subsidiaries, as the case may be, if required in accordance with GAAP;

          (e) carriers , warehouseman s, mechanics , materialmen s, repairmen s or other like Liens arising in the ordinary course of business which are not overdue for a
period of more than 30 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent for an
amount and for a period not resulting in a Specified Event or an Event of Default under
Section 10(h) hereof;

          (f) pledges or deposits under worker s compensation; unemployment insurance and other social security legislation;

          (g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, payment of porting fees for modifications of third-party software to run on the Company s hardware platforms and other obligations of a like nature incurred
in the ordinary course of business;

          (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in
any case materially detract from the value of the Property subject thereto or interfere
with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (i) Liens upon real and/or tangible personal Property acquired after the date hereof (by purchase, construction or otherwise) by the Company or any of its
Domestic Subsidiaries, each of which Liens either (A) existed on such Property before
the time of its acquisition and was not created in anticipation thereof, or (B)
 was created
solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property;
provided that no such Lien shall extend to or cover any Property of the Company or such
Subsidiary other than the Property so acquired and improvements thereon; and provided, further, that the principal amount of Indebtedness secured by any such Lien shall at no time exceed 90% of the Market Value (as determined in good faith by a senior financial
officer of the Company) of such real Property and 90% of the book value of such tangible personal Property at the time it was acquired (by purchase, construction or otherwise);

          (j) title retention provisions or similar Liens in favor of a vendor of goods to the Company so long as such Liens arise in the ordinary course of business provided that the holder of such Lien has not filed financing statements, given notice to the Lenders of a purchase money security interest or otherwise taken steps to perfect such Lien;

          (k) Liens arising from capital leases to the extent the Capital Lease Obligations arising therefrom are permitted by Section 9.20(a) hereof.

          (l) any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional
Indebtedness or Property (other than a substitution of like Property); and

     9.07. Indebtedness. The Company will not, and will not permit any of its
Domestic Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

          (a) Indebtedness to Foothill for borrowed money in an amount not exceed $21,000,000 in the aggregate at any one time and other Indebtedness to Foothill;

          (b)  indebtedness to the Lenders hereunder;

          (c) trade account payables of the Company incurred in the ordinary course of business;

          (d)  other Indebtedness outstanding on the date hereof and listed in
Schedule 9.07 hereto and any refinancing thereof;

          (e) Guarantees by the Company and the Domestic Subsidiaries of obligations of Foreign Subsidiaries in an aggregate amount not exceeding
 $15,000,000 at
any one time outstanding;

          (f) Indebtedness of the Company to its Foreign Subsidiaries (so long as such Indebtedness shall not have been pledged to any creditor of any Foreign Subsidiary or any other Person);

          (g) Indebtedness of the Company and its Domestic Subsidiaries permitted under Section 9.06(h) hereof up to but not exceeding $5,000,000 at any one
time outstanding;

          (h) Indebtedness of the Company and its Domestic Subsidiaries incurred to finance investments permitted by Section 9.08(f) hereof not exceeding $15,000,000 at any one time outstanding which Indebtedness may be secured by Liens permitted under
Section 9.06(h);

          (i)  Capital Lease Obligations permitted under Section 9.20 hereof;

          (j) Interest Rate Protection Agreements so long as the aggregate exposure under all Interest Rate Protection Agreements calculated at the time any
Interest Rate Protection Agreement is entered into does not exceed $1,000,000;

          (k) obligations with respect to foreign exchange hedging contracts used to hedge the foreign exchange exposure of the Company and its Foreign Subsidiaries with respect to receivables and payables; and

          (l) unsecured obligations to insurance companies, sureties or others with respect to worker s compensation, employment insurance and other social security legislation and with respect to performance bonds and other obligations described in
Section 9.06(f) hereof in an aggregate amount not exceeding $5,000,000 at any one time outstanding.

     9.08.     Intentionally Omitted..

     9.09.     Intentionally Omitted.

     9.10.     Intentionally Omitted.

     9.11.     Capital Expenditures.  The Company will not permit the aggregate amount
of Capital Expenditures made by the Company and its Domestic Subsidiaries in any fiscal
year together with the aggregate amount of Capital Lease Obligations incurred by the
Company and its Domestic Subsidiaries during such period, to exceed
$13,000,000
provided that if the aggregate amount of Capital Expenditures made by the Company during any such fiscal year is less than the maximum amount of Capital Expenditures permitted hereby (after taking into account any increase in such amount as a result of this proviso) for such fiscal year, the amount of Capital Expenditures permitted for the
succeeding fiscal year shall be increased by such difference to the extent such difference
does not exceed $10,000,000.  Any Capital Lease Obligation incurred in connection with
a sale and leaseback of the Company s facility located in Oceanport, New Jersey shall be
excluded from the computations under this Section 9.11.

     9.12.     Intentionally Omitted.

     9.13. Lines of Business. Neither the Company nor any of its Subsidiaries shall engage to any substantial extent in any line or lines of business activity other than the
business engaged in by the Company and its Subsidiaries on the date hereof or any other line or lines of business related thereto.

     9.14.     Intentionally Omitted.

     9.15.     Intentionally Omitted.

     9.16. Certain Obligations Respecting Subsidiaries. The Company will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that the Company and each of its Subsidiaries at all times owns at least the
same percentage of the issued and outstanding shares of each class of stock of each of its
Subsidiaries as is owned on the Closing Date except to the extent resulting from transactions permitted by Section 9.03, 9.05 or 9.24(v) hereof, except as provided in clauses (a) and (b) below. Without limiting the generality of the foregoing, none of the
Company nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any shares of stock in any Subsidiary owned by them, nor permit any Subsidiary to issue any shares of stock of any class whatsoever to any Person (other than to the Company) except that
(a) the Company may make investments as long as such investment is permitted by
Section 9.08(f) hereof and (b) the Company may exchange shares of stock in a Subsidiary in exchange for Property, provided that in the case of any such investment or exchange the Company shall, after giving effect thereto, still own at least 51% of the stock of such
Subsidiary (or the portion pledged pursuant to the respective Pledge Agreement in the case of any Foreign Subsidiary) and such Subsidiary shall remain a Subsidiary as
defined in Section 1.01 hereof. Except as expressly permitted in this Agreement, the
Company will, and will cause each of its Subsidiaries to, retain voting control of each of
its Subsidiaries.

     9.17.     Intentionally Omitted.

     9.18.     Intentionally Omitted.

     9.19.     Intentionally Omitted.

     9.20. Leases. The aggregate rental obligations in each fiscal year of the
Company and its Domestic Subsidiaries under all leases (other than Capital Lease Obligations) not cancelable without penalty shall not exceed $7,000,000. The Company shall, and shall cause each of its Domestic Subsidiaries to, comply in all material respects with all material leases under which it is the lessee and diligently enforce its rights
thereunder, unless, in the judgment of the Company the failure to so comply is advisable
in connection with the negotiation or renegotiation of any such lease. The Company will not incur (and will not permit any Domestic Subsidiary to incur) any Capital Lease
Obligations other than:

          (a) Capital Lease Obligations incurred in any fiscal year that do not exceed, in the aggregate, together with the aggregate amount of Capital Expenditures made by the Company and its Domestic Subsidiaries during such fiscal year, the amount
set forth in Section 9.11 hereof for such fiscal year; and

          (b) other Capital Lease Obligations consented to by the Majority Lenders.

     9.21.     Intentionally Omitted.

     9.22.     Intentionally Omitted.

     9.23.     Intentionally Omitted.

     9.24. Disposition of Assets. Neither the Company nor any of its Domestic
Subsidiaries will sell, lease, assign or otherwise transfer or make any other Disposition of any of its assets other than:

               (i) sales of Inventory, spare parts, demonstration systems and similar items in the ordinary course of business on ordinary business terms;

               (ii) Dispositions that constitute transactions permitted by Section
     9.08(f) hereof;

               (iii) the Disposition of obsolete or worn-out tools, equipment,
     Inventory, spare parts, demonstration systems or similar items or other Property no longer used or useful in the business of the Company and its Subsidiaries;

               (iv) the sale of other assets if the aggregate book value of each such asset or group of related assets (calculated as of the respective dates of sale of such assets or related group of assets) does not exceed $2,000,000;

provided that in no event shall the Company or any such Subsidiary make any such sale described in clause (iii) or (iv) above for any consideration other than cash in an amount equal to the fair market value of such asset;

               (v) Dispositions of the stock of Subsidiaries to the extent resulting directly from a transaction permitted by Sections 9.03 or
9.05(a) hereof
     or as permitted by clauses (a) and (b) of Section 9.16 hereof;

               (vi) the sale of the Company s Tinton Falls, New Jersey facility provided net cash proceeds therefrom equal or exceed $2,500,000;

               (vii) the sale and leaseback of the Company s Oceanport, New Jersey facility provided net cash proceeds therefrom equal or exceed
$10,000,000;
     and

               (viii) other Dispositions to which the Majority Lenders shall have consented.

     The Agent shall execute such other releases in connection with Dispositions permitted hereunder as the Company may reasonably request. Nothing herein shall prohibit the Disposition by any Foreign Subsidiary of any of its assets.

     9.25.     Intentionally Omitted.

     9.26.     Intentionally Omitted.

     9.27.     Intentionally Omitted.

     9.28.     Intentionally Omitted.

     9.29.     Intentionally Omitted.

     9.30.     Intentionally Omitted.

     9.31.     Intentionally Omitted.

     9.32.     Intentionally Omitted.

     9.33.     Intentionally Omitted.

     9.34.     Intentionally Omitted.

     9.35.     Intentionally Omitted.

     9.36.     Intentionally Omitted.

     9.37.     Intentionally Omitted.

     9.38.     Financing Statements, Etc.
Without in any way limiting the obligations of the Company under the Amended Security Agreement, at the request of the Agent, the
Company shall (a) execute and deliver to the Agent a UCC-1 Financing Statement to be
filed in the State of Maryland in form and substance satisfactory to the Agent, and(b) reimburse the Agent in respect of any filing fees or taxes paid by the Agent inconnection with such filing.


     Section 10. Specified Events and Events of Default. Each of the following events shall be a Specified Event :

          (a) The Company shall default in the (i) repayment when due of any L/C Advance or the payment of interest on any L/C Advance or the payment of any fees
described in Section 3.02(b) when due or (ii) the payment of any other amount payable by it hereunder or under any other Basic Document when due, if unremedied for five (5) days after notice thereof; or

          (b) The Company or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating
$2,000,000 or more; or any event specified in any note, agreement, indenture or other
document evidencing or relating to any such Indebtedness aggregating $2,000,000
 or
more shall occur if the effect of such event is to cause, or (with the giving of any notice
or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase
or otherwise), prior to its stated maturity (or, in the case of an Interest Rate
 Protection
Agreement, to permit the payments owing under such interest Rate Protection Agreement to be liquidated), provided that no such payment default or event occurring
with respect to the Indebtedness of any Foreign Subsidiary shall be deemed to have occurred for purposes of this paragraph (b) until such default or event shall have continued unremedied for 30 days or a related demand for payment under a Foreign
Guaranty shall have been made; or

          (c) Any representation, warranty or certification made or deemed made in any Basic Document (or in any modification or supplement thereto) by the Company, or any certificate furnished to any Lender or the Agent pursuant to the provisions thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

          (d) The Company shall default in the performance of any of its obligations under any of Sections 9.01, 9.04, 9.05, 9.06, 9.07, 9.11, 9.16, 9.20
 and 9.24,
hereof; or the Company shall default in the performance of any of its obligations under
Section 4.02 or 5.02 of the Amended Security Agreement or any provisions of the Mortgage; or the Company shall default in the performance of any of its other obligations in this Agreement or any other Basic Document and such default shall continue unremedied for a period of 10 days after notice thereof to the Company by the
Agent or any Lender (through the Agent); or

          (e) The Company or any of its Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;
 or

          (f) The Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general
assignment for the benefit of its creditors, (iii) commence a voluntary case under the bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take
advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing (except, in each case, as contemplated by Section 9.03 hereof with respect to a Foreign Subsidiary or an inoperative Subsidiary); or

          (g) A proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or such Subsidiary or of all or any
substantial part of its assets, or (iii) similar relief in respect of the Company or such
Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or
an order for relief against the Company or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

          (h) A final judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate (or any individual judgment in excess of $1,000,000) shall be rendered by a one or more courts, administrative tribunals or other bodies having jurisdiction against the Company and/or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured within 30 days from the date of entry thereof and the
Company or the relevant Subsidiary shall not, within said period of 30 days, or such
longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (i) An event or condition specified in Section 9.01(e) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA
Affiliate shall incur or in the opinion of the Majority Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the
foregoing) which would constitute, in the determination of the Majority Lenders,
 a
Material Adverse Effect;

          (j) Except for expiration in accordance with its terms, any of the Security Documents shall be terminated or shall cease to be in full force and effect, for whatever reason or the Company shall repudiate any of its obligations under any of the
Basic Documents; or


          (k) Any revocation of a building, operating, zoning or occupancy permit or approval (or the institution of proceedings seeking such a revocation and such proceedings shall not be discontinued with 30 days) shall occur with respect to the
Company s facilities located in Tinton Falls or Oceanport, New Jersey, or any destruction,
forfeiture, alienation, Condemnation or taking of a material portion of the Collateral (as defined in the Amended Security Agreement) or the Mortgaged Property (as defined in
the Mortgage) in each case if such revocation or other event could have a Material
Adverse Effect; or

          (l) Any Person (which term, when used in this subsection (l), shall include any two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the
Company and any other meaning assigned to it in a successor provision to
Section 13(d)
of the Securities Exchange Act of 1934) is or becomes the beneficial owner (which term, when used in this subsection (l), shall include any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares
(i) voting power which includes the power to vote or to direct the voting of such security;
and/or (ii) investment power which includes the power to dispose or to direct the disposition of such security, or such other meaning assigned to it in a successor provision to Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of voting stock (which term, when used in this subsection (l), shall mean all
capital stock of the Company which by its terms may be voted on all matters submitted to stockholders of the Company generally) representing in excess of fifty percent (50%) of the votes entitled to be cast by the holders of all then outstanding shares of the
Company; or

          (m) During any period, commencing after the date of this Agreement, individuals who at the beginning of such period were directors of the Company (together with any replacements or additional directors whose nomination for election or election was recommended by incumbent management of the Company or recommended or approved by a majority of the board of directors then in office) cease to constitute a majority of the board of directors of the Company.

          (n) An Event of Default shall have occurred under, and as defined in, the Loan and Security Agreement between the Company and Foothill dated as of

June 29, 1995, as amended, modified, supplemented and/or restated from time to time.

     A Specified Event shall become an Event of Default ( Event of Default ) as follows: (1) in the case of the occurrence of any Specified Event referred to in clause (a) of this Section 10, such Specified Event shall automatically become an Event of Default if such Specified Event shall continue unremedied for 10 days; (2) in the case of a
Specified
Event other than one referred to in clause (a) of this Section 10 or one with respect to the Company referred to in clause (f), (g) or (n) of this Section 10, such Specified Event shall become an Event of Default if the Agent shall at the direction of the Majority
Lenders, by notice to the Company, declare such Specified Event to be an Event of
Default; and (3) in the case of a Specified Event with respect to the Company referred to in clause (f), (g) or (n) of this Section 10, such Specified Event shall, immediately upon its occurrence, automatically become an Event of Default. Upon: (x) the occurrence of an Event of Default as provided above (other than one resulting from the occurrence of a
Specified Event with respect to the Company referred to in clause (f) or (g) of this
Section 10), the Agent shall at the direction of the Majority Lenders, by notice to the
Company, declare all amounts payable by the Company hereunder and under the other
Basic Documents to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (y) upon the occurrence of an Event of Default resulting from a Specified Event with respect to the
Company referred to in clause (f), (g) or (n) of this Section 10, all amounts payable by the Company hereunder and the other Basic Documents shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. Any Specified
Event or Event of Default waived in writing in accordance with Section 12.04 hereof shall cease to exist.

     Section 11. Acknowledgment of Agency, Etc. Upon any resignation or replacement of the Agent, the retiring Agent shall give notice thereof to the Company, and the successor Agent shall be the Agent for all purposes hereof and under the other
Basic Documents.  The Company acknowledges that nothing in this Section 11 shall give
it any right to replace, or veto the replacement of, the Agent or to direct the
 Agent to
take, or not to take, any action.

     Section 12.    Miscellaneous.

     12.01. Waiver. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any other Basic Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this
Agreement or any other Basic Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege, which exercise may be concurrent
or subsequent to such other exercise. The remedies provided herein are cumulative and not exclusive of any remedies provided by law or in equity.

     12.02. Notices. All notices and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) delivered to the intended recipient at the Address for
Notices specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to each other party.
Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

     12.03. Expenses, Etc. The Company agrees to pay or reimburse each of the
Lenders and the Agent for paying: (a) the fees and expenses of the Agent and the
Lenders described in Section 7.01(q) hereof (whether bills for such fees and expenses are delivered to the Company before or after the Closing Date); (b) all reasonable costs and expenses of the Lenders (but not of any Participants) and the Agent
 (including
reasonable counsels  fees) in connection with (i) any amendment, modification or waiver
of any of the terms of this Agreement or any of the other Basic Documents; (ii)
 routine
on-site field examinations of the Company s books and financial records (provided that there be no more than four such on-site examinations per year and the amount the
Company shall be obligated to pay with respect thereto in any year shall not exceed
$50,000) and additional travel expenses incurred at the request of the Company;
 (iii) any
appraisals of real property subject to the Mortgage (provided that the amount the
Company shall be obligated to pay with respect thereto in any year shall not exceed
$40,000); (iv) any Default and any enforcement or collection proceedings resulting therefrom; and (v) the enforcement of this Section 12.03; (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any
other Basic Document or any other document referred to herein or therein; and
 (d) all
costs, expenses and other charges in respect of title insurance procured with respect to
the Liens created pursuant to the Mortgage.

     The Company hereby agrees to indemnify the Agent and each Lender and their respective directors, officers, employees and agents for, and hold each of them harmless
against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including any and all losses, liabilities, claims, damages or expenses incurred by the
Agent to any Lender) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the extensions of credit hereunder or any actual or proposed use by the Company or any of its Subsidiaries of the proceeds of any of the extensions of credit hereunder or any violation of Environmental Law, any Environmental Claim,
 or
any Release or threatened Release of any Hazardous Material with respect to the
Mortgaged Property (as defined in the Mortgage), including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings and any losses, liabilities, claims, damages, or expenses arising out of any violation of any Environmental Law, any Environmental
Claims or any Release or threatened Release of any Hazardous Material which shall occur during any period when the Agent or any of the Lenders shall be in possession of the Mortgaged Property following the exercise by the Agent or any Lender of any of its
rights and remedies hereunder or under any of the Security Documents (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross
negligence or willful misconduct of the Person to be indemnified).

     Amounts payable under this Section 12.03 shall be payable 30 days after receipt of an invoice with respect thereto.

     12.04. Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or otherwise modified only
by an instrument in writing signed by the Company and the Majority Lenders, or by the
Company and the Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived only by an instrument in writing signed by the
Majority Lenders or by the Agent acting with the consent of the Majority
Lenders;
provided that no amendment, modification or waiver shall, unless by an instrument signed by all of the Lenders or by the Agent acting with the consent of all of the
Lenders:  (i)
extend the expiry date of any Standby L/C, the date fixed for the repayment of any L/C
Advance or any fee hereunder, (ii) reduce the amount of any such repayment,
(iii) reduce
the rate at which interest is payable thereon or any fee payable hereunder,
(iv) alter the
terms of Sections 5.07, 9.06, 9.07, 9.10, 9.24 or this Section 12.04, (v) amend the
definition of  the term  Majority Lenders , or (vi) amend or waive any of the conditions
precedent set forth in Section 7 hereof; and provided that any amendment, waiver or other modification that affects the rights or obligations of the Agent shall require the written consent of the Agent.

     12.05. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     12.06.    Assignments and Participations.

          (a) The Company may not assign its rights or obligations hereunder or under any other Basic Document without the prior consent of all of the Lenders and the
Agent; any such assignment made in violation of this Section shall be null and void.

          (b) Each Lender may assign all or any of its L/C Advances to any Person, provided that if such assignment is a partial assignment, it shall be in an amount at least equal to $500,000. Upon execution and delivery by the assignee to the
 Company
and the Agent of an instrument in writing pursuant to which such assignee agrees to
become a Lender hereunder (if not already a Lender) having the L/C Advances specified in such instrument, and upon receipt by the Agent of a copy of such instrument, the assignee shall have, to the extent of such assignment, the obligations, rights and benefits of a Lender hereunder holding the L/C Advances (or portions thereof) assigned to it (in addition to the L/C Advances, if any, theretofore held by such assignee).  Upon
each such assignment the assigning Lender shall pay the Agent an assignment fee of
$1,000.

          (c) A Lender may sell or agree to sell to one or more other Persons a participation in all or any part of any L/C Advances held by it, which purchaser of a
participation (a  Participant ) shall not have any rights or benefits under this
 Agreement
or any other Basic Document (the Participant s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by the Company to any Lender under
Section 6 hereof in respect of L/C Advances held by it shall be determined as if such
Lender had not sold or agreed to sell any Participations in such L/C Advances.
 In no
event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Basic Document except that such
Lender may agree with the Participant that it will not, without the consent of the
Participant, agree to (i) extend the expiry date of any Standby L/C, the date fixed for the repayment of any L/C Advance or the payment of any fee hereunder, (ii) reduce the amount of any such repayment, (iii) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the
Participant is entitled to receive such interest or fee, or (iv) consent to any modification,
supplement or waiver of Section 5.07 hereof or the definition of Majority Lenders .

          (d)  Intentionally Omitted.

          (e) Subject to Section 12.07(g) a Lender may furnish any information concerning the Company or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

          (f) The Company shall not have any obligation to pay any expenses incurred by any Person in connection with any assignment of or participation in the L/C
Advances.

          (g) No Person that becomes a Lender or a Participant shall be entitled to any non-public information required to be delivered by the Company hereunder unless
such Person agrees in writing to keep confidential any such information designated by the
Company as a trade secret and acknowledges in writing that possession of non-public information concerning the Company gives rise to obligations under the Federal Securities laws.

     12.07.    Survival.  The obligations of the Company under Sections 6.01 and 12.03
hereof and the indemnification obligations of the Lenders under the Amended Intercreditor Agreement shall survive the expiration of the Standby L/C s or the repayment of the L/C Advances. In addition, each representation and warranty made herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of
credit hereunder, any Default which may arise by reason of such representation
 or
warranty proving to have been false or misleading, notwithstanding that such Lender or the Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

     12.08. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to
affect the interpretation of any provision of this Agreement.

     12.09. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     12.10. Governing Law; Submission to Jurisdiction. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of The Commonwealth of Massachusetts. The Company hereby submits to the nonexclusive jurisdiction of the
United States District Court for the District of Massachusetts and of any Massachusetts state court sitting in Boston for the purposes of all legal proceedings arising out of or
relating to this Agreement or the transactions contemplated hereby.
The Company
irrevocably waives, to the fullest extent permitted by law, any objection which it may now
or hereafter have to the laying of the venue of any such proceeding brought in such a
court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     12.11. Waiver of Jury Trial. EACH OF THE COMPANY, THE AGENT AND EACH OF THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE
FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY
JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO
THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     12.12. No Third Party Beneficiaries. Nothing herein is intended to, or shall, confer on any Person (other than the parties hereto and their respective permitted successors and assigns) any right or benefit.

     12.13. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) together with the other Basic Documents and documents delivered pursuant to
Section 7 hereof constitute the entire agreement and understanding of the parties hereto with respect to the transactions contemplated by this Agreement.

     12.14. Severability. If any provision hereof is invalid and enforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof
shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agent and the Lenders in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any
provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                         CONCURRENT COMPUTER CORPORATION


                         By:/s/ Kevin J. Dell
                                Kevin J. Dell
                                Title:  Vice President, General
                                   Counsel and Secretary


                                   Address for Notices:

                                   2 Crescent Place
                                   Oceanport, New Jersey 07757
                                   Telecopier No.: (908) 870-4779
                                   Telephone No.:  (908) 870-4500
                                   Attention: Kevin J. Dell, Esq.


                              FLEET BANK OF MASSACHUSETTS, N.A.,
                              as Agent


                              By:  /S/ Gordon R. Massey
                                       Gordon R. Massey

                                   Title: Vice President

                                   Lending Office:

                                   75 State Street
                                   Boston, Massachusetts 02109

                                   Address for Notices:

                                   75 State Street
                                   Boston, Massachusetts 02109
                                   Telecopier No.:  (617) 346-1837
                                   Telephone No.:  (617) 346-3203
                                   Attention: Gordon R. Massey



                              CIBC INC., as Lender


                              By:  /S/  Tom R. Wagner
                                        Tom R. Wagner

                                   Title:

                                   Lending Office:

                                   Embarcadero Center
                                   West Tower
                                   275 Battery Street, Suite 1840
                                   San Francisco, California 94111

                                   Address for Notices:

                                   Embarcadero Center
                                   West Tower
                                   275 Battery Street, Suite 1840
                                   San Francisco, California 94111
                                   Telecopier No.:  (415) 399-5761
                                   Telephone No.:  (415) 399-5744
                                   Attention:  Thomas R. Wagner

                              FLEET BANK OF MASSACHUSETTS, N.A.,
                              as Lender


                              By:  /S/ Gordon R. Massey
                                       Gordon R. Massey
                                   Title:  Vice President

                                   Lending Office:

                                   75 State Street
                                   Boston, Massachusetts 02109

                                   Address for Notices:

                                   75 State Street
                                   Boston, Massachusetts 02109
                                   Telecopier No.:  (617) 346-1837
                                   Telephone No.:  (617) 346-3203
                                   Attention: Gordon R. Massey

190781.c5
6/29/95 8:10 pm

                                 EXHIBIT A

               [Form of Section 9.01 Compliance Certificate]





CIBC Inc., as Lender
Embarcadero Center
West Tower
275 Battery Street, Suite 1840
San Francisco, CA 94111

Fleet Bank of Massachusetts, N.A., as
  Lender and as Agent
75 State Street
Boston, MA 02109

Ladies and Gentlemen:

     Pursuant to the provisions of Section 9.01 of that certain Third Amended and
Restated Credit Agreement dated as of June
29,
 1995 (the  Credit Agreement ) between
you and Concurrent Computer Corporation, a Delaware corporation (the
Borrower ),
the undersigned hereby certifies as follows:

     1. except as heretofore disclosed in a previous Compliance Certificate, there has been no change (i) in the Borrower s charter documents as certified to the Lenders and Agent at closing, or (ii) in the incumbency of the officers of the Borrower whose signatures were certified to the Lenders and Agent at closing;

     2. the undersigned has caused the provisions of the Credit Agreement to be reviewed and no Default has occurred and is continuing; and

     3. any changes in the chief executive office of the Borrower and any additional places of business and locations of personal property that have arisen since the last Compliance Certificate are as set forth on
          Schedule I attached hereto.

     Terms defined in the Credit Agreement and not otherwise expressly defined herein are used herein with the meanings so defined in the Credit Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 29th day of June, 1995.


                              By:  /S/ Kevin J. Dell
                                       Kevin J. Dell
                                       Vice President, General
                                        Counsel and Secretary

                              SCHEDULE I
                       To Compliance Certificate


     Change in chief executive office and additional places of business and locations of personal property as follows: